EXHIBIT 23

PRICEWATERHOUSECOOPERS LLP (LOGO)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-45949, File No. 333-68855, File No. 333-77111, File No. 333-73240 and File No. 333-86796) and Form S-3 (File No. 333-84764) of our report dated February 5, 2003, except for Note 6, as to which the date is March 17, 2003, relating to the consolidated financial statements, which appears in the 2002 Annual Report to Shareholders of PMA Capital Corporation, which is incorporated by reference in PMA Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 5, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 20, 2003